Exhibit 10.2.2

AMENDMENT TO THE

PEPCO HOLDINGS, INC.

2012 LONG-TERM INCENTIVE PLAN

This Amendment (this “Amendment”) to the Pepco Holdings, Inc. 2012 Long-Term Incentive Plan (the “Plan”) is made by PEPCO HOLDINGS, INC. (the “Company”), effective as of March 28, 2014 (the “Effective Date”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Plan.

WHEREAS, the Plan was originally established by the Company and approved by the stockholders of the Company effective as of May 18, 2012; and

WHEREAS, Section 16 of the Plan provides that the Board may amend the Plan at any time, subject to certain exceptions; and

WHEREAS, the Compensation/Human Resources Committee of the Board (the “Committee”) has recommended, and the Board has determined, that it is in the best interests of the Company to amend the Plan as set forth herein; and

WHEREAS, based upon the recommendation of the Committee, the Board now desires to amend the Plan as provided below.

NOW, THEREFORE, pursuant to Section 16 of the Plan, the Board hereby amends the Plan as follows:

1. Tax Withholding.

Section 19.C. of the Plan is hereby deleted in its entirety and replaced with the following:

C. Tax Withholding. Subject to compliance with applicable law and the provisions of this Section 19.C., the Company or a Subsidiary may withhold up to, but no more than, the minimum applicable statutory federal, state and/or local taxes (collectively, “Tax Withholding Requirements”) at such time and upon such terms and conditions as required by law or determined by the Company or a Subsidiary. Subject to compliance with any requirements of applicable law, the Company may elect to require a Participant to satisfy all or any portion of any such Tax Withholding Requirements applicable to such Participant by (i) the withholding or retention of Stock by the Company or a Subsidiary from an Award, (ii) requiring the Participant to deliver Stock that is owned by the Participant, or (iii) any other method determined by the Company in its sole discretion, and in each case the number of shares of Stock so withheld, retained or delivered shall have an aggregate Fair Market Value (as of the trading day immediately preceding the date that the Award is first subject to the applicable Tax Withholding Requirement(s)) equal to the aggregate amount of such Tax Withholding Requirements.

2. Forfeiture of Awards. The second full sentence of each of Sections 8.B.iii.(b), 8.C.iii.(c) and 10.E.iii of the Plan are hereby amended by deleting the words “that have elapsed” and replacing them with the word “remaining.” The second full sentence of each of Sections 8.C.iii.(c) and 10.E.iii of the Plan are hereby amended by deleting the words “as of the date of such event” and replacing them with the words “as of the day immediately prior to such event.”

3. Effect of Amendments. On and after the Effective Date, each reference in the Plan to “this Plan”, “hereunder”, “hereof” or words of like import referring to the Plan, shall mean and be a reference to the Plan, as amended by this Amendment. Effective as of the date hereof, the amendments to the Plan contained herein shall (i) apply to and be binding upon each Participant with respect to any and all outstanding Awards granted under the Plan to such Participant, and (ii) be deemed to supersede any conflicting provision contained in an Award agreement which has been executed as of the date hereof.

[Signature page appears on following page]

IN WITNESS THEREOF, the Company has caused this Amendment to be signed this 3rd day of April, 2014.

ATTEST:		Pepco Holdings, Inc.

By:	/s/ JANE K. STORERO	By:	/s/ JOSEPH M. RIGBY
	Jane K. Storero		Joseph M. Rigby
	Secretary		Chairman of the Board, President
and Chief Executive Officer